As filed with the Securities and Exchange Commission on May  , 2007
Registration No. 333-

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NEOWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-2705700 (I.R.S. Employer Identification No.)
3200 Horizon Drive
King of Prussia, Pennsylvania 19406
(Address of Principal Executive Offices)
AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
Keith D. Schneck, Executive Vice President and Chief Financial Officer
Neoware, Inc.
3200 Horizon Drive
King of Prussia, Pennsylvania 19406
(610) 277-8300
(Name and address of agent for service, telephone number, including area code, of agent for service)
Copies to:
Nancy D. Weisberg, Esquire
McCausland Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5240
(610) 341-1000
Calculation of Registration Fee

			Proposed maximum
Title of Securities	Amount to be	Proposed maximum	aggregate	Amount of
to be registered	Registered(1)	offering price per unit(2)	offering price(2)	registration fee
Common Stock, $.001 par value	1,200,000	$10.79	$12,948,000	$397.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to include such additional shares as may become issuable pursuant to the anti-dilution provisions of the Neoware, Inc. Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act based upon the average of the high and low sale prices of the Common Stock on the NASDAQ Global Market on May 17, 2007, which was $10.79 per share.

EXPLANATORY NOTE
     This registration statement is being filed to register an additional 1,200,000 shares of our Common Stock available for issuance under our Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”). The 2004 Plan was amended and restated on November 30, 2006 to provide, among other things, for an increase in the number of shares issuable under the 2004 Plan from 1,500,000 to 2,700,000. On July 12, 2005, we registered, under a registration statement on Form S-8 (Registration Statement No. 333-126533), 1,500,000 shares of our Common Stock for issuance under the 2004 Plan, as well as up to 1,750,000 shares of our Common Stock subject to options outstanding on December 4, 2004 under our 1995 Stock Option Plan and 2002 Non-Qualified Stock Option Plan, which are carried forward to such Registration Statement from the registration statements under which they were previously registered upon the termination, expiration or cancellation of those options without having been exercised. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-126533 are incorporated herein by reference, with the exception of Items 3, 8 and 9 of Part II of such registration statement, each of which is amended and restated as set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are incorporated by reference in this registration statement:
     (a) The Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);
     (b) The Company’s quarterly reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007;
     (c) The Company’s current reports on Form 8-K filed since June 30, 2006 (our fiscal year-end) dated July 13, 2006, September 13, 2006, September 25, 2006, October 30, 2006, November 2, 2006, November 28, 2006, December 6, 2006, January 16, 2007, March 6, 2007 and May 1, 2007.
     (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company’s fiscal year ended June 30, 2006; and
     (e) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, declared effective under Section 12(g) of the Exchange Act on February 12, 1993.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
Item 8. Exhibits.
4.1†	Amended and Restated 2004 Equity Incentive Plan. (1)

4.3†	Form of the Annual Director’s Grant Agreement under the Registrant’s Amended and Restated 2004 Equity Incentive Plan. (2)

4.4† Form of the Incentive Stock Option Award Agreement under the Registrant’s Amended and Restated 2004 Equity Incentive Plan. (3)

4.5†	Form of the Company’s Non-Qualified Stock Option Award Agreement under the Registrant’s Amended and Restated 2004 Equity Incentive Plan. (4)

4.6	Form of the Company’s Stock Option Award Agreement for Optionee’s Residing in France under the Registrant’s Amended and Restated 2004 Equity Incentive Plan. (5)

5*	Opinion of McCausland Keen & Buckman.

23.1*	Consent of McCausland Keen & Buckman (included in Exhibit 5).

23.2*	Consent of KPMG LLP.

24*	Power of Attorney (see signature page of the Registration Statement).

(1)	Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 6, 2006 and incorporated herein by reference.

(2)	Filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

(3)	Filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

(4)	Filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

(5)	Filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-8 (Registration Statement No. 333-126533) filed on July 12, 2005 and incorporated herein by reference.
*	Filed herewith.

†	Management contract or arrangement.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, Pennsylvania, on the 18th day of May, 2007.

NEOWARE, INC.
By:	/S/KLAUS BESIER
Klaus Besier, President and Chief Executive
Officer (Principal Executive Officer)

By:	/S/KEITH D. SCHNECK
Keith D. Schneck, Executive Vice President and
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Klaus Besier, Keith D. Schneck and Patricia A. Leotta, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/S/KLAUS BESIER Klaus Besier, Director	Date:	May 18, 2007
By:	/S/DENNIS FLANAGAN Dennis Flanagan Chairman of the Board of Directors and Director	Date:	May 18, 2007
By:	/S/JOHN M. RYAN John M. Ryan, Director	Date:	May 18, 2007
By:	/S/CHRISTOPHER G. MCCANN Christopher G. McCann, Director	Date:	May 18, 2007
By:	/S/JOHN P. KIRWIN, III John P. Kirwin, III, Director	Date:	May 18, 2007
By:	/S/DAVID D. GATHMAN David D. Gathman, Director	Date:	May 18, 2007
By:	Leslie J. Hayman, Director	Date:	May 18, 2007